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                                                                      EXHIBIT 11

EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

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
                                                                     Three Months ended                   Nine Months ended
                                                                        September 30,                       September 30,
                                                                -----------------------------       -----------------------------
                                                                   2000               1999              2000              1999
                                                                -----------       -----------       -----------       -----------

Basic EPS computation:
  Numerator:
    Income before extraordinary items                           $    31,189       $    30,449       $    85,316       $    83,468
                                                                -----------       -----------       -----------       -----------

    Income applicable to common stock                           $    31,189       $    30,449       $    85,316       $    83,468
                                                                ===========       ===========       ===========       ===========

  Denominator:
    Average common shares                                        27,623,928        33,665,788        28,530,656        33,679,515
                                                                ===========       ===========       ===========       ===========

Basic EPS before extraordinary items                            $      1.13       $      0.90       $      2.99       $      2.48
                                                                ===========       ===========       ===========       ===========

Diluted EPS calculation:
  Numerator:
    Income before extraordinary items                           $    31,189       $    30,449       $    85,316       $    83,468
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                   5,331             5,980            16,001            17,942
                                                                -----------       -----------       -----------       -----------

    Income applicable to common stock                           $    36,520       $    36,429       $   101,317       $   101,410
                                                                ===========       ===========       ===========       ===========

  Denominator:
    Average common shares - basic                                27,623,928        33,665,788        28,530,656        33,679,515
    Stock option conversion                                         906,601           879,896           832,882           995,898
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities                 7,667,183         9,096,105         7,698,814         9,096,123
                                                                -----------       -----------       -----------       -----------

    Average common shares - diluted                              36,197,712        43,641,789        37,062,352        43,771,536
                                                                ===========       ===========       ===========       ===========

Diluted EPS before extraordinary items                          $      1.01       $      0.83       $      2.73       $      2.32
                                                                ===========       ===========       ===========       ===========
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